Exhibit 23.3
CONSENT OF DUFF & PHELPS, LLC
We hereby consent to the use of our name in the Registration Statement on Form S-3 of Otelco Inc. filed on June 26, 2007 in the sections of such Registration Statement entitled “Material U.S. Federal Income Tax Considerations—Consequences to U.S. Holders—Senior Subordinated Notes—Characterization of Notes” and “Experts”. By giving such consent we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
/s/ Duff & Phelps, LLC

Duff & Phelps, LLC
June 26, 2007